Exhibit 5.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

March 1, 2012

Delphi Corporation

5725 Delphi Drive

Troy, MI 48098

Ladies and Gentlemen:

We have acted as special counsel to Delphi Corporation, a Delaware corporation (the “Company”), and each of the subsidiaries and parent companies of the Company listed on Schedule I hereto (the “Guarantors”) party to the indenture dated as of May 17, 2011 among the Company, the guarantors named therein and Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent, as supplemented from time to time (the “Indenture”) in connection with the Company’s offer (the “Exchange Offer”) to exchange up to $500,000,000 aggregate principal amount of its 5.875% Senior Notes due 2019 (the “New 2019 Notes”) for any and all of the Company’s outstanding 5.875% Senior Notes due 2019 (the “Old 2019 Notes”) and to exchange up to $500,000,000 aggregate principal amount of the Company’s 6.125% Senior Notes due 2021 (the “New 2021 Notes” and together with the New 2019 Notes, the “New Notes”) for any and all of the Company’s outstanding 6.125% Senior Notes due 2021 (the “Old 2021 Notes” and together with the Old 2019 Notes, the “Old Notes”) pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) filed with the Securities and Exchange Commission on the date hereof. The Old Notes were issued and the New Notes are to be issued under the Indenture. The Old Notes are guaranteed, and the New Notes will be guaranteed, by each of the Guarantors pursuant to the terms of the Indenture (the “Guarantees”).

We have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Upon the basis of the foregoing, we are of the opinion that when the New Notes are duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, the New Notes will be valid and binding obligations of the Company, and each of the Guarantees thereof by each respective Guarantor will be the valid and binding obligation of each respective Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (ii) the Indenture is a valid, binding and enforceable agreement of each party thereto (other than the Company and each of the Guarantors); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Notes or the New Guarantees. We have also assumed that neither the issuance and delivery of the New Notes or the New Guarantees, nor the compliance by the Company or the Guarantors with the terms of the New Notes or the New Guarantees, respectively, will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or the Guarantors, or any restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. Insofar as the foregoing opinion involves matters governed by the laws of Jersey, the United Kingdom and Michigan, we have relied, without independent investigation, on the opinions of Carey Olsen, CMS Cameron McKenna LLP and Sean Corcoran, respectively, each filed with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP

Schedule I

State or Other Jurisdiction of Incorporation or Organization
Delphi Automotive PLC	Jersey
Delphi Automotive LLP	England and Wales
Delphi Automotive Holdings Limited	United Kingdom
Delphi Automotive Holdings US Limited	Jersey
Delphi Holdings, LLC	Delaware
Delphi Holdfi UK Limited	England and Wales
Delphi Financial Holdings, LLC	Delaware
Delphi Automotive Systems, LLC	Delaware
Delphi Connection Systems, LLC	Delaware
Delphi International Services Company, LLC	Delaware
Delphi Technologies, Inc.	Delaware
Delphi Trade Management, LLC	Delaware
Delphi Connection Systems Holdings LLC	Delaware
Delphi Properties Management LLC	Delaware
Delphi Global Real Estate Services, LLC	Michigan
Delphi Medical Systems, LLC	Delaware

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